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                                                                  EXHIBIT (1)(f)

VAN KAMPEN AMERICAN CAPITAL LIFE INVESTMENT TRUST
Amended and Restated Certificate of Designation of
Global Equity Portfolio

The undersigned, being the Secretary of Van Kampen American Capital Life Investment Trust, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's First Amended and Restated Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby amend and restate in its entirety the Certificate of Designation of the Global Equity Fund Series of the Trust dated June 21, 1995 by redesignating such Series as the Global Equity Portfolio (the "Portfolio") with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Portfolio shall be divided into Shares, all of one class, having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Portfolio. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust set forth in the Declaration shall apply to Shares of the Portfolio unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

3. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Portfolio, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

4. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.


July 25, 1996

/s/ Ronald A. Nyberg
-------------------------
Ronald A. Nyberg,
Secretary